TRAEGER ANNOUNCES THIRD QUARTER FISCAL 2026 RESULTS

Narrows FY26 Revenue and Adjusted EBITDA Guidance Ranges with the Midpoints Unchanged, and Reiterates Gross Margin and Free Cash Flow Guidance

SALT LAKE CITY, UT, November 4, 2026 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended September 30, 2026.
Third Quarter FY26 Results
•Total revenues decreased 40.4% to $74.7 million
•Grill revenues decreased 48.1% to $39.7 million
•Net loss of $28.5 million
•Adjusted EBITDA loss of $3.3 million
•Operating cash flow of $9.8 million and free cash flow of $8.4 million
Jeremy Andrus, CEO of Traeger, commented, "Our third-quarter revenue came in at the low end of the pacing we outlined last quarter, with some activity shifting into the fourth quarter. We believe consumer demand remains healthier than our reported revenue suggests, particularly at more accessible price points. We expect to return to revenue and Adjusted EBITDA growth in the fourth quarter, supported by channel expansion and the activity that shifted out of the third quarter."
“Looking ahead to our national Lowe’s launch in spring 2027, we believe broader distribution, together with Westwood and Irontop, will expand access to the Traeger brand and create new opportunities for household acquisition," continued Andrus.
“The work we have done through Project Gravity has given us a simpler operating model, a stronger balance sheet, and the capacity to invest behind the consumer and our retail partners. Combined with broader distribution and a stronger product portfolio, we believe these foundations position Traeger to return to profitable growth in 2027," concluded Andrus.

Operating Results for the Third Quarter
Total revenue decreased 40.4% to $74.7 million, compared to $125.4 million in the third quarter last year.
•Grills decreased 48.1% to $39.7 million as compared to the third quarter last year. The decrease reflects comparisons against elevated retailer purchases in the third quarter of last year, as well as product and channel actions under Project Gravity. These dynamics contributed to lower average selling prices and unit volumes compared with the third quarter of last year.
•Consumables decreased 23.1% to $19.4 million as compared to the third quarter last year. The decrease was primarily driven by lower wood pellet sales, reflecting seasonal ordering timing and changes in retail channel dynamics.
•Accessories decreased 34.1% to $15.5 million as compared to the third quarter last year. This decrease was driven primarily by lower sales of MEATER smart thermometers and Traeger branded accessories.
Gross profit decreased to $25.0 million, compared to $48.5 million in the third quarter last year. Gross margin was 33.5% in the third quarter, compared to 38.7% in the same period last year. The decrease in gross margin was driven primarily by the timing of trade spend, deleverage of fixed warehousing expenses on lower revenue, and continued margin pressure in our MEATER business, partially offset by an IEEPA tariff refund benefit.
Sales and marketing expenses were $14.3 million, compared to $20.0 million in the third quarter last year. The decrease in sales and marketing expenses was primarily due to lower employee-related costs and lower demand creation spend, reflecting cost reduction actions associated with Project Gravity.
General and administrative expenses were $19.9 million, compared to $22.2 million in the third quarter last year. The decrease in general and administrative expenses was primarily due to lower employee-related costs, reflecting cost reduction actions associated with Project Gravity.
Restructuring and other costs were $1.7 million, compared to $6.2 million in the third quarter last year. The decrease was primarily driven by reduced consulting fees, as well as lower severance and other personnel costs.
Net loss was $28.5 million in the third quarter, or a loss of $10.33 per diluted share1, compared to net loss of $89.8 million in the third quarter of last year, or a loss of $33.46 per diluted share1, which included a non-cash goodwill impairment charge of $74.7 million.
Adjusted net loss was $18.7 million, or $6.77 per diluted share, compared to $22.3 million, or $8.31 per diluted share in the third quarter last year.2
Adjusted EBITDA was a loss of $3.3 million in the third quarter compared to Adjusted EBITDA of $13.8 million in the same period last year.2
1 This press release reflects the impact of the 1-for-50 reverse stock split of the Company's common stock, par value $0.0001 per share, effective on March 17, 2026. All share and per share amounts have been retroactively adjusted to reflect the reverse stock split for all periods presented. See our Form 10-Q for the quarter ended September 30, 2026 for additional information. Additionally, all potentially dilutive securities were antidilutive for the periods presented and were therefore excluded from the computation of diluted net loss per share as of September 30, 2026 and 2025.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the third quarter totaled $67.8 million, compared to $19.6 million at December 31, 2025.
Inventory at the end of the third quarter was $79.5 million, compared to $98.8 million at December 31, 2025.
These improvements reflect continued execution under Project Gravity and support our focus on balance sheet health and liquidity.

Guidance For Full Year Fiscal 2026
Based on year to date performance and its outlook for the rest of the year, the Company is narrowing the ranges on its total revenue and Adjusted EBITDA guidance and reiterating its gross margin and free cash flow guidance for Fiscal 2026.
•Total revenue is expected to be between $440 million and $460 million, compared to $435 million and $465 million prior
•Gross Margin is expected to be between 40.0% and 41.0%
•Adjusted EBITDA is expected to be between $59 million and $65 million, compared to $57 million and $67 million prior
•Free Cash Flow is expected to be at least $30 million
A reconciliation of Adjusted EBITDA and Free Cash Flow guidance to Net Loss and Net cash provided by operating activities on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to, in the case of Adjusted EBITDA, adjustments for provision (benefit) for income taxes, interest expense, depreciation and amortization, other (income) expense, stock-based compensation, non-routine legal expenses, wage and hour litigation expenses, goodwill impairment, restructuring and other costs and employee retention tax credits, and, in the case of Free Cash Flow, adjustments for purchases of property, plant, and equipment.
Conference Call Details
A conference call to discuss the Company's third quarter results is scheduled for Wednesday, November 4, 2026, at 4:30 p.m. ET. To participate, please dial (833) 461-5787 or +1 (585) 542-9983 for international callers, conference ID 633856685. The conference call will also be webcast live at https://investors.traeger.com. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories, and MEATER smart thermometers.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our organizational focus, our Project Gravity initiative and its impact on our business, including anticipated cost savings, our anticipated full year Fiscal 2026 results, including revenue, gross margin, Adjusted EBITDA and Free Cash Flow, our strategy, our upcoming product launches, consumer demand for our products, our new retail distribution partnership with Lowe’s, including the initial load-in and national launch, and the anticipated timing and benefits thereof, the expected timing of revenue and Adjusted EBITDA generation, including the expected return to revenue and Adjusted EBITDA growth in the fourth quarter of fiscal 2026, our expected return to profitable growth in 2027, our expectation of higher Adjusted EBITDA in fiscal 2027, revenue growth in fiscal 2027, our capacity to invest in our business, the timing and amount of any tariff refunds, and our financial position. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our realization of the anticipated benefits from Project Gravity and the impact that Project Gravity may have on our business; our history of operating losses; our ability to manage our business through periods of strategic realignment; our ability to expand into additional markets, including through our partnership with Lowe’s; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; U.S. trade policies, tariffs, antidumping and countervailing duty proceedings on our business, and the timing and amount of any tariff refunds and the risk that refunds received may be subject to repayment; the impact of product liability and warranty claims and product recalls and greater than expected product returns; the highly competitive market in which we operate; the use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; issues in relation to sustainability and corporate responsibility matters; our dependence on three major retailers and any decline in demand from such retailers; risks associated with our significant international operations; our reliance on a limited number of third-party manufacturers and problems with, or loss of, our suppliers or an inability to obtain raw materials; our ability to refinance or extend our indebtedness prior to its maturity; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Stephanie Read
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$67,814	$19,624
Accounts receivable, net	45,299	82,122
Inventories	79,482	98,831
Prepaid expenses and other current assets	12,290	14,272
Total current assets	204,885	214,849
Property, plant, and equipment, net	27,943	33,703
Operating lease right-of-use assets	35,351	38,201
Intangible assets, net	357,422	387,050
Other non-current assets	1,248	2,173
Total assets	$626,849	$675,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,673	$14,135
Accrued expenses	49,687	62,668
Current portion of notes payable	250	250
Current portion of operating lease liabilities	1,956	2,650
Other current liabilities	350	382
Total current liabilities	61,916	80,085
Notes payable, net of current portion	400,449	399,590
Operating leases liabilities, net of current portion	21,937	23,040
Deferred tax liability	412	1,861
Other non-current liabilities	2,121	552
Total liabilities	486,835	505,128
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 2,802,459 and 2,741,312 as of September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	978,371	974,386
Accumulated deficit	(838,228)	(804,066)
Accumulated other comprehensive income (loss)	(129)	528
Total stockholders’ equity	140,014	170,848
Total liabilities and stockholders’ equity	$626,849	$675,976

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$74,682	$125,396	$288,911	$414,162
Cost of revenue	49,673	76,850	173,469	249,157
Gross profit	25,009	48,546	115,442	165,005
Operating expenses:
Sales and marketing	14,294	20,000	43,993	66,989
General and administrative	19,946	22,164	61,150	73,215
Amortization of intangible assets	8,813	8,813	26,438	26,447
Goodwill impairment	—	74,725	—	74,725
Restructuring and other costs	1,739	6,204	6,372	9,672
Total operating expense	44,792	131,906	137,953	251,048
Loss from operations	(19,783)	(83,360)	(22,511)	(86,043)
Other income (expense):
Interest expense	(7,904)	(7,815)	(23,787)	(23,799)
Other income, net	137	1,049	11,928	9,563
Total other expense	(7,767)	(6,766)	(11,859)	(14,236)
Loss before provision (benefit) for income taxes	(27,550)	(90,126)	(34,370)	(100,279)
Provision (benefit) for income taxes	977	(307)	(208)	(2,298)
Net loss	$(28,527)	$(89,819)	$(34,162)	$(97,981)
Net loss per share, basic and diluted	$(10.33)	$(33.46)	$(12.46)	$(37.03)
Weighted average common shares outstanding, basic and diluted	2,762,127	2,684,286	2,741,928	2,645,811
Other comprehensive income (loss):
Foreign currency translation adjustments	$(5)	$49	$(107)	$(102)
Amortization of dedesignated cash flow hedge	—	(909)	(550)	(2,853)
Total other comprehensive loss	(5)	(860)	(657)	(2,955)
Comprehensive loss	$(28,532)	$(90,679)	$(34,819)	$(100,936)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(34,162)	$(97,981)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant and equipment	7,752	9,363
Amortization of intangible assets	29,936	31,489
Amortization of deferred financing costs	1,587	1,474
Loss (gain) on disposal of property, plant, and equipment	155	(84)
Stock-based compensation expense	8,352	12,476
Unrealized loss on derivative contracts	1,185	3,550
Amortization of dedesignated cash flow hedge	(550)	(2,853)
Goodwill impairment	—	74,725
Other non-cash adjustments	158	1,214
Change in operating assets and liabilities:
Accounts receivable	36,729	4,649
Inventories	19,349	(7,259)
Prepaid expenses and other current assets	797	15,591
Other non-current assets	646	95
Accounts payable and accrued expenses	(17,095)	(41,440)
Net cash provided by operating activities	54,839	5,009
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(5,412)	(5,614)
Capitalization of patent costs	(308)	(357)
Proceeds from sale of property, plant, and equipment	143	108
Net cash used in investing activities	(5,577)	(5,863)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	—	47,000
Repayments of line of credit	—	(52,000)
Repayments of long-term debt	(188)	(188)
Payment of deferred financing costs	—	(820)
Principal payments of finance lease obligations	(296)	(418)
Taxes paid related to net share settlement of equity awards	(588)	(1,835)
Net cash used in financing activities	(1,072)	(8,261)
Net increase (decrease) in cash and cash equivalents	48,190	(9,115)
Cash and cash equivalents at beginning of period	19,624	14,981
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$67,814	$5,866

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Nine Months Ended September 30,
	2026	2025
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$22,789	$25,324
Income taxes (received) paid, net of refunds	$(36)	$1,426
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$346	$314
Property, plant, and equipment included in accounts payable and accrued expenses	$3	$928

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because they provide a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Loss, together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Loss per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin, together with a reconciliation of Net Loss Margin and Gross Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. We also believe that providing Free Cash Flow, together with a reconciliation of Net cash provided by operating activities to such measure, helps investors assess our liquidity and our ability to generate cash from operations. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Loss, and Adjusted Net Loss per share, Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Net Loss per share. Period-to-period comparisons of Free Cash Flow help our management identify additional trends in our liquidity that may not be shown solely by period-to-period comparisons of Net cash provided by operating activities. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin have inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.

The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gross margin	33.5%	38.7%	40.0%	39.8%
Less: Impact of IEEPA tariff refund benefit recorded in current period attributable to prior year cost of revenue	—%	—%	(3.2)%	—%
Adjusted gross margin	33.5%	38.7%	36.8%	39.8%
The following table presents a reconciliation of Net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Free Cash Flow on a consolidated basis. A reconciliation of Free Cash Flow guidance to Net cash provided by operating activities on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact for the purchases of property, plant and equipment, which is an adjustment to Free Cash Flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$9,837	$7,554	$54,839	$5,009
Less: Purchase of property, plant, and equipment	(1,390)	(1,163)	(5,412)	(5,614)
Free cash flow	$8,447	$6,391	$49,427	$(605)

The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Loss per share, respectively, on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(dollars in thousands, except share and per share amounts)
Net loss	$(28,527)	$(89,819)	$(34,162)	$(97,981)
Adjustments:
Other (income) expense (1)	85	(1,376)	378	(7,478)
Stock-based compensation	3,070	3,331	8,352	12,476
Non-routine legal expenses (2)	2	5	5	24
Wage and hour litigation expenses (3)	121	—	121	—
Amortization of acquisition intangibles (4)	8,111	8,111	24,333	24,333
Goodwill impairment	—	74,725	—	74,725
Restructuring and other costs (5)	1,739	6,204	6,372	9,672
Employee retention tax credit (6)	—	(982)	(11,603)	(6,049)
Tax impact of adjusting items (7)	(3,297)	(22,501)	(7,000)	(27,393)
Adjusted net loss	$(18,696)	$(22,302)	$(13,204)	$(17,671)

Net loss	$(28,527)	$(89,819)	$(34,162)	$(97,981)
Adjustments:
Provision (benefit) for income taxes	977	(307)	(208)	(2,298)
Interest expense	7,904	7,815	23,787	23,799
Depreciation and amortization	11,316	13,302	37,689	40,852
Other (income) expense (8)	85	(467)	824	(4,625)
Stock-based compensation	3,070	3,331	8,352	12,476
Non-routine legal expenses (2)	2	5	5	24
Wage and hour litigation expenses (3)	121	—	121	—
Goodwill impairment	—	74,725	—	74,725
Restructuring and other costs (5)	1,739	6,204	6,372	9,672
Employee retention tax credit (6)	—	(982)	(11,603)	(6,049)
Adjusted EBITDA	$(3,313)	$13,807	$31,177	$50,595

Revenue	$74,682	$125,396	$288,911	$414,162
Net loss margin	(38.2)%	(71.6)%	(11.8)%	(23.7)%
Adjusted net loss margin	(25.0)%	(17.8)%	(4.6)%	(4.3)%
Adjusted EBITDA margin	(4.4)%	11.0%	10.8%	12.2%

Net loss per diluted share	$(10.33)	$(33.46)	$(12.46)	$(37.03)
Adjusted net loss per diluted share	$(6.77)	$(8.31)	$(4.82)	$(6.68)
Weighted average common shares outstanding - diluted	2,762,127	2,684,286	2,741,928	2,645,811
(1)Represents realized and unrealized (gains) losses from foreign currency transactions and derivatives, realized and unrealized (gains) losses on the interest rate swap, including amortization of dedesignated cash flow hedge, and (gains) losses on the disposal of property, plant, and equipment.
(2)Represents external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation.
(3)Represents external legal expenses incurred in connection with the defense of a wage and hour collection class action lawsuit.
(4)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(5)Represents restructuring and other costs in connection with Project Gravity primarily related to consulting fees, severance and other personnel costs, and other restructuring related costs.

(6)Represents the total benefit recorded associated with the refund from the Internal Revenue Service in connection with the Employee Retention Tax Credit.
(7)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 25.1% for both the three and nine months ended September 30, 2026 and 25.4% for both the three and nine months ended September 30, 2025, respectively.
(8)Represents realized and unrealized (gains) losses from foreign currency transactions and derivatives, realized and unrealized (gains) losses on the interest rate swap, and (gains) losses on the disposal of property, plant, and equipment.